Exhibit (a)(5)(B)

Contacts: BioClinica, Inc. Ted Kaminer 267-757-3097 JLL Partners Dan Agroskin 212-210-9369

            For Immediate Release

BioClinica, Inc. and JLL Partners, Inc. Announce Successful Completion of Tender Offer

NEWTOWN, PA, March 12, 2013 — BioClinica®, Inc. (NASDAQ: BIOC), a leading global provider of clinical trial management solutions, and JLL Partners, Inc. (“JLL”), a leading private equity investment firm, today announced the successful completion of the tender offer by BC Acquisition Corp. (“Purchaser”), a wholly-owned subsidiary of BioCore Holdings, Inc. (“Parent”), each of which is an affiliate of JLL, for all of the outstanding shares of common stock of BioClinica. Purchaser and Parent are affiliates of JLL and one of the investment funds managed by JLL, JLL Partners Fund VI, L.P. (the “Sponsor”).

Based on information provided by Computershare Trust Company, N.A., the Depositary for the offer, as of the expiration of the offering period at 12:00 midnight New York City time, at the end of March 11, 2013, a total of approximately 13,912,736 shares representing approximately 88.327% of the outstanding shares of common stock of BioClinica (in addition to 2,252 shares tendered under guaranteed delivery procedures), had been validly tendered and not withdrawn. Purchaser has accepted for payment all shares validly tendered in the offer.

JLL also announced that, to complete the acquisition of BioClinica, JLL will effect, without prior notice to, or any action by, any other BioClinica stockholder, a short-form merger in which Purchaser will merge with and into BioClinica, with BioClinica surviving the merger and continuing as a direct wholly owned subsidiary of Parent. JLL intends to exercise its option under the merger agreement to purchase newly issued BioClinica shares in order to ensure ownership of at least 90% of the outstanding BioClinica shares to complete the short-form merger. In the merger, each of the remaining untendered shares of BioClinica common stock (other than shares as to which appraisal rights are properly demanded under Delaware law, if any) will be converted into the right to receive the same $7.25 per BioClinica share net to the seller in cash. The merger is expected to occur within the next several days and a subsequent press release will be issued at that time. Following the merger, BioClinica’s common stock will cease to be traded on the NASDAQ Global Market.

About BioClinica

BioClinica, Inc. is a leading global provider of integrated, technology-enhanced clinical trial management solutions. BioClinica supports pharmaceutical and medical device innovation with imaging core lab, internet image transport, electronic data capture, interactive voice and web response, clinical trial management, and clinical supply chain forecasting and optimization solutions. BioClinica solutions maximize efficiency and manageability throughout all phases of the clinical trial process. With over 20 years of experience and more than 2,000 successful trials to date, BioClinica has supported the clinical development of many new medicines from early phase trials through final approval. The company operates state-of-the-art, regulatory body-compliant imaging core labs on two continents, and supports worldwide eClinical and data management services from offices in the United States, Europe and Asia. For more information, please visit http://www.bioclinica.com.

About JLL Partners

JLL Partners is a leading New York-based private equity investment firm with approximately $4 billion of capital under management. JLL Partners’ investment philosophy is to partner with outstanding management teams and invest in companies that they can continue to grow into market leaders. JLL Partners has invested in a variety of industries, with special focus on the healthcare and pharmaceutical services industries. For more information, please visit www.jllpartners.com.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as “believes”, “expects”, “may”, “should” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Such forward-looking statements include the decision by BioClinica, Inc. to enter into an agreement to be acquired by the holding company controlled by JLL Partners, the ability of BioClinica, Inc. and the holding company controlled by JLL Partners to complete the transaction contemplated by the definitive agreement, including the parties’ ability to satisfy the conditions set forth in the merger agreement, and the possibility of any termination of the definitive agreement. The forward-looking statements contained in this press release are based on our current expectations, and those made at other times will be based on our expectations when the statements are made. Factors that could cause or contribute to such differences include, but are not limited to, the expected timetable for completing the proposed transaction; the risk and uncertainty in connection with a strategic alternative process; financial results; the demand for our services and technologies; growing recognition for the use of independent medical image review services; trends toward the outsourcing of imaging services in clinical trials; realized return from our marketing efforts; increased use of digital medical images in clinical trials; integration of our acquired companies and businesses; expansion into new business segments; the success of any potential acquisitions and the integration of current acquisitions; and the level of our backlog are examples of such forward-looking statements; the timing of revenues due to the variability in size, scope and duration of projects; estimates made by management with respect to our critical accounting policies; regulatory delays; clinical study results which lead to reductions or cancellations of projects and other factors, including general economic conditions and regulatory developments, not within our control. Further information can be found in the risk factors contained in the Annual Report of BioClinica, Inc. on Form 10-K for the year ended December 31, 2012 and most recent filings. BioClinica, Inc. does not undertake to update the disclosures made herein, and you are urged to read our filings with the Securities and Exchange Commission.

Important Information about the Tender Offer

This announcement and the description contained herein are for informational purposes only and are not an offer to purchase or a solicitation of an offer to sell securities of BioClinica, Inc. The tender offer described herein is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other tender offer materials) filed by Parent, Purchaser and the Sponsor with the SEC on February 11, 2013, as previously amended. In addition, on February 11, 2013, BioClinica filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (and related materials) and the Solicitation/Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials may be obtained at no charge upon request to Innisfree M&A Incorporated, the information agent for the tender offer at (888) 750-5834 (toll free). Stockholders also can obtain these documents when they are filed and become available (and all other offer documents filed with the SEC) free of charge from the SEC’s website at http://www.sec.gov. In addition, copies of the Tender Offer Statement (and related materials) and the Solicitation/Recommendation Statement and other filings containing information about BioClinica, Inc., the tender offer and the merger may be obtained, if and when available, without charge, by directing a request to BioClinica, Inc. Attention: Ted Kaminer, Chief Financial Officer, at 826 Newtown-Yardley Rd., Newtown, PA 18940, or on BioClinica’s corporate website at http://www.bioclinica.com.

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